Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-46613, 333-92395, 333-49890, 333-73208, 333-98285, 333-113614, 333-115342, 333-150258, 333-173066, 333-190524, 333-217070 and 333-219870 on Form S-8 of our reports dated March 23, 2018, relating to the consolidated financial statements of Kopin Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Kopin Corporation for the year ended December 30, 2017.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
March 23, 2018